Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

www.aig.com

AIG Contacts:

Quentin McMillan (Investors): Quentin.Mcmillan@aig.com

Dana Ripley (Media): Dana.Ripley@aig.com

AIG Announces Independent Director Paola Bergamaschi Elected
to Join Board Effective December 1, 2022

John G. Rice to Become Lead Independent Director Effective January 1, 2023

NEW YORK CITY – November 3, 2022 – American International Group, Inc. (NYSE: AIG) today announced that the Board of Directors has elected Paola Bergamaschi as a director of the company, effective December 1, 2022. In addition, John G. Rice, who joined the Board in March 2022, will take on the role of Lead Independent Director, effective January 1, 2023. Douglas M. Steenland, who served as Non-Executive Chairman from 2015 until March 1, 2021 when he became Lead Independent Director of the Board, has decided not to stand for re-election at the Annual Meeting of Shareholders in 2023.

Peter Zaffino, Chairman & CEO, AIG, stated, “We are very pleased that Paola is joining the AIG Board of Directors. Paola is an experienced financial services executive and independent director who brings deep international expertise in capital markets, global banking, and risk and international regulatory oversight. As we continue to position AIG as a global leader, we are fortunate to add someone with Paola’s excellent reputation and fresh perspective to the AIG Board.”

Mr. Zaffino continued, “On behalf of the entire Board, I want to thank Doug for his contributions as Lead Independent Director and for his many years of service to AIG which included his prior roles as Chairman of the Board, Chairman of the Regulatory, Compliance and Public Policy Committee, and member of the Risk and Capital Committee. I look forward to continuing to collaborate with him as a director until next year’s annual meeting.”

“John’s contributions to the AIG Board since he joined last March, including serving as Chair of AIG’s Nominating and Corporate Governance Committee, are grounded in broad, deep, and diverse experiences. His leadership will be invaluable as we continue to execute on our strategy to deliver long-term profitable growth by remaining intently focused on underwriting excellence, deploying capital responsibly, and delivering quality in everything we do as we strive to become a top performing company.”

Ms. Bergamaschi has served as an independent director for several companies, including BNY Mellon International, Wells Fargo Securities International, and asset manager ARCA Fondi SGR. Prior to her board service, Ms. Bergamaschi had a successful career in financial services, including senior executive roles with Goldman Sachs, Credit Suisse First Boston, and State Street Corporation both in the U.S. and U.K.

FOR IMMEDIATE RELEASE

Mr. Rice has served on the Baker Hughes Board of Directors since 2017. He previously served as Non-Executive Chairman of GE Gas Power from 2018 to 2020. Prior to this role, Mr. Rice was President and Chief Executive Officer of the GE Global Growth Organization for seven years. Mr. Rice held other senior leadership positions with General Electric in its global markets, including Hong Kong, Singapore, and Canada, before retiring from GE as Vice Chairman in 2018. Mr. Rice is a trustee of Emory University and Hamilton College.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.